United States Steel Corporation L Lawful and Ethical Conduct Insider Trading Policy Page 1 of 6 ║ Effective: June 6, 2014 ║ Revised: February 27, 2023 ║ Policy Owner(s): Senior Vice President, General Counsel, and Chief Ethics & Compliance Officer In this Policy, you will find:  Rules against Insider Trading  Blackout and Pre-Clearance Requirements 1. POLICY U. S. Steel prohibits trading in or facilitating trading in the securities of U. S. Steel or any other publicly traded company while in the possession of Material Nonpublic information obtained while employed by or in the service of U. S. Steel and/or its subsidiaries (the “Corporation”). 2. APPLICABILITY Directors and Employees of U. S. Steel or its subsidiaries (referred to as “Insiders”). Key Definitions “Beneficial Ownership” Means having investment power, including through a partnership, trust, or other entity, over securities. “Corporation Securities” Any Corporation equity security (including common stock, preferred stock, options and warrants), Corporation debt security (including bonds, asset-backed securities and commercial paper), or derivative security or other instrument relating to a security of the Corporation, regardless of by whom the instrument is issued (including exchange-traded options, equity swaps, collar transactions and other synthetic securities). “Covered Person” Directors, Executive Officers, and all persons listed on Table A as subject to the quarterly blackout periods. “Executive Officer” Anyone the Board of Directors has designated an “officer” of U. S. Steel as defined by Section 16 of the Securities Exchange Act of 1934. “Material” Information Information a reasonable investor would consider important in deciding to purchase, sell or hold a security. Material information includes information that would reasonably be expected to affect the price of securities. Examples of material information include:  financial results;  significant acquisitions or divestitures;  significant product developments;  changes in earnings or dividends;  projections of future results or other guidance;  new equity or debt offerings;  stock repurchases;  significant action by an enforcement or regulatory authority;  significant cybersecurity incidents; and  changes in management. “Nonpublic” Information Information that has not been disclosed to the public. Information should be considered “Nonpublic” until the close of business on the first trading day following the day when the information was disseminated widely to the general public (e.g., through press releases or a filing with the U.S. Securities and Exchange Commission (“SEC”) filing). Key Resources  Pre-Clearance Request Form Exhibit 19

United States Steel Corporation L Lawful and Ethical Conduct Insider Trading Policy Page 2 of 6 ║ Effective: June 6, 2014 ║ Revised: February 27, 2023 ║ Policy Owner(s): Senior Vice President, General Counsel, and Chief Ethics & Compliance Officer 3. YOU MUST NOT a. Trade While in Possession of Material, Nonpublic Information You (as an “Insider”) must not directly or indirectly trade in or transfer Corporation Securities while you are in possession of Material Non-public information about the Corporation. You must not directly or indirectly (i.e., through other persons or entities) trade in or transfer securities of any publicly traded company (including, for example, customers, suppliers, or joint venture partners) based on Material, Nonpublic information you obtain in connection with your employment. If you leave the Corporation, and you possess Material, Nonpublic information, you must not trade in or transfer securities of any company affected by that information until the information is publicly available or is no longer material. b. Allow Your Family to Trade on Material, Nonpublic Information You must not allow any immediate family member (including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law) who shares the same household with you to make any trade that you would be prohibited from making. c. Disclose Material, Nonpublic Information to Anyone who May Use it for Trading You must not disclose any Material, Nonpublic information to others who may use it to trade securities. Such disclosures are called “tipping” and are generally illegal. d. Give Trading Advice Based on Material, Nonpublic Information You must not directly or indirectly provide any advice or recommendations or express any opinions as to trading in securities on the basis of Material, Nonpublic information. e. Make Prohibited Transactions You must not make or authorize any of the following types of transactions:  Speculative Transactions – Insiders are prohibited from buying or selling U. S. Steel options (other than options granted pursuant to U. S. Steel’s long-term incentive plans), including puts or calls.  Hedging Transactions – Insiders are strictly prohibited from hedging. You may not purchase any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to “hedge” or offset any decrease in the market value of any Corporation Securities you own.  Pledging Transactions – Directors, Executive Officers and Covered Persons may not pledge any Corporation Securities as collateral for a loan, or hold Corporation stock in a margin account, which may be sold by the broker if the customer fails to meet a margin call.  Short Sales – You must not short Corporation Securities. A “short sale” is a sale of securities not owned by the seller or, if owned, not delivered within twenty (20) days of the sale. Short sales may indicate that the seller expects the securities to decline in value.  Short Swing Transactions – Directors and Executive Officers must comply with the reporting obligations and limitations on

United States Steel Corporation L Lawful and Ethical Conduct Insider Trading Policy Page 3 of 6 ║ Effective: June 6, 2014 ║ Revised: February 27, 2023 ║ Policy Owner(s): Senior Vice President, General Counsel, and Chief Ethics & Compliance Officer short-swing transactions set forth in Section 16 of the Exchange Act. 4. YOU MUST a. Report Inadvertent Disclosures of Material, Nonpublic Information If you are involved in or aware of the accidental or improper disclosure of Material, Nonpublic information regarding U. S. Steel, its subsidiaries, or any of the Company’s customers, vendors, or contractors, you must immediately report the disclosure to the General Counsel and Chief Ethics & Compliance Officer or making a report through the U.S. Steel Ethics and Safety Line. 5. YOU MAY a. Make Trades While Not in Possession of Material, Nonpublic Information Unless prohibited under Section 3, you may be permitted to make trades in Corporation Securities, as set forth below.  Covered Persons: May not make trades during Blackout Periods but may make trades during Open Window periods. (See Tables A & B below)  All Others may make trades. 6. OTHER REQUIREMENTS a. Blackout Periods & Pre-Approval Purchases, sales, transfers of Corporation Securities and related investment decisions by Covered Persons are subject to “blackout periods” and pre-approval requirements. If you are a Covered Person you must not purchase, sell or otherwise transfer, or make an investment decision related to Corporation Securities during a blackout period. Table A, below, lists the applicable blackout periods. Any Covered Person who has a standing order with a broker to buy or sell Corporation Securities, such as a limit trading instruction, must cancel the order prior to the beginning of a blackout period (other than any such order made pursuant to a 10b5-1 Plan). Directors and Executive Officers who retire or leave U. S. Steel during a blackout period agree to observe this policy until the end of the blackout period. Note: Directors, Executive Officers, and owners of 10% or more of U. S. Steel’s stock are subject to additional rules and restrictions for buying and selling Corporation stock pursuant to Section 16 of the Securities Exchange Act of 1934. This policy does not modify those requirements. Anyone subject to Section 16 must contact the Legal department before engaging in any trades or transfers of Corporation Securities. b. Rule 10b5-1 Trading Plans Covered Persons may enter into a trading plan compliant with the requirements of Rule 10b5- 1 under the Securities Exchange Act of 1934 (a “10b5-1 Plan”). A 10b5-1 Plan may not be adopted, amended or terminated by a person who is in possession of material, non-public information or during a blackout period and may not be adopted or modified as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5. All 10b5-1 Plans, and all modifications or terminations of Rule 10b5-1 plans, must be pre-approved by the Legal department. Any new plan or modification of an existing plan must meet the following conditions:  The plan must have a specified termination date: o For Directors and Executive Officers, the plan must terminate after 9-18

United States Steel Corporation L Lawful and Ethical Conduct Insider Trading Policy Page 4 of 6 ║ Effective: June 6, 2014 ║ Revised: February 27, 2023 ║ Policy Owner(s): Senior Vice President, General Counsel, and Chief Ethics & Compliance Officer months (inclusive of the “cooling off” period); o For all other Covered Persons, the plan must terminate after 6-18 months (inclusive of the “cooling off” period); and,  The plan must establish a minimum “cooling off” period before the first transaction under the plan may occur: o For Directors and Executive Officers, the first trade may not occur until the later of (i) 90 days following adoption of the plan and (ii) 2 business days following the Corporation’s filing of a quarterly or annual report with the SEC o For all other Covered Persons, the cooling off period must be at least 30 days  The plan must be accompanied by a written representation certifying that the Covered Person (i) is not aware of material nonpublic information about the Corporation or its securities and (ii) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5. Amendment or termination of a 10b5-1 plan must be reviewed and pre-approved by the Legal department. Termination of a 10b5-1 Plan includes divesting ownership of Corporation Securities covered by an existing 10b5-1 Plan, other than by the terms of the 10b5-1 Plan. Insiders who amend or terminate 10b5-1 plans will be subject to the applicable “cooling off” period outlined above before additional transactions may occur under the amended plan. Insiders who terminate a 10b5- 1 plan must obtain pre-approval to enter into a new plan, and any new plan also would be subject to a new cooling off period. Covered Persons are prohibited from adopting more than one 10b5-1 Plan for open market purchases or sales, other than:  to sell only enough securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as on the vesting and settlement of restricted stock units (provided that the award holder is not permitted to exercise control over the timing of such sales), or  if trading under the later-commencing 10b5- 1 Plan is not authorized to begin until after all trades under the earlier-commencing 10b5-1 Plan are completed, expire without execution, or are terminated early. The first trade under the later-commencing plan may not be scheduled to occur until after the cooling-off period applicable to the Covered Person, commencing on the date of termination of the earlier-adopted 10b5-1 Plan. Directors and Executive Officers may enter into a single 10b5-1 Plan that consists of a series of separate contracts with different broker-dealers. In any 12-month period, a Covered Person is limited to one “single-trade plan” — one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. APPENDICES Forms • Pre-Clearance Request Form Related Policies and Procedures • Protection of Confidential Information

United States Steel Corporation L Lawful and Ethical Conduct Insider Trading Policy Page 5 of 6 ║ Effective: June 6, 2014 ║ Revised: February 27, 2023 ║ Policy Owner(s): Senior Vice President, General Counsel, and Chief Ethics & Compliance Officer Table A: Blackout Periods Period Name Blackout Period Covered Persons Guidance Blackout Period From the sixth business day of the last month of each quarter (March, June, September, December) to close of business on the first trading day after the public release of earnings  Members of the Board of Directors  Executive Officers and their Administrative Assistants  Corporate Secretary  Global Financial Planning & Analysis department  Investor Relations department  Other individuals identified by Controller or the Legal department Earnings Blackout Period From the 15th day of the last month of the fiscal quarter to close of business on the first trading day after the public release of earnings  Vice Presidents  General Managers (and GM-level employees)  Legal Department: Deputy and Associate General Counsels  Strategy & Business Development: Director-level and manager-level employees  Financial Planning & Analysis: Director- and manager-level employees  Controller’s group employees (incl. plant controllers), involved in preparation of financial statements  Tax Department employees involved in preparation of financial statements  Other individuals identified by Controller or the Legal department Special Blackout Period As determined by General Counsel  All persons identified and notified by General Counsel or his or her designee

United States Steel Corporation L Lawful and Ethical Conduct Insider Trading Policy Page 6 of 6 ║ Effective: June 6, 2014 ║ Revised: February 27, 2023 ║ Policy Owner(s): Senior Vice President, General Counsel, and Chief Ethics & Compliance Officer Table B: Transactions Permitted/Not Permitted During Open Window / Blackout Periods Transaction Open Window Period1 Blackout Period Open Market Purchase or Sale Permitted with prior approval Not Permitted Stock Option and SAR exercises (for stock and/or cash) Permitted with prior approval Not Permitted Stock for tax withholding in connection with SAR exercises or vesting of performance awards, restricted stock or restricted stock units Permitted (SAR exercise requires prior approval) Permitted (except in the case of SAR exercises) Any of the following transactions in the Corporation’s savings fund plan (401(k) plan): (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Corporation stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Corporation stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the Corporation stock fund balance and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Corporation stock fund. Permitted with prior approval Not Permitted Change in standing instructions for regular monthly purchases in Savings Fund Plan or Dividend Reinvestment Plan Permitted with prior approval Not Permitted Regular monthly purchases in Savings Fund Plan pursuant to standing instructions Permitted Permitted Regular reinvestment of dividends pursuant to standing instructions Permitted Permitted Entering, amending or terminating a 10b5-1 program Permitted with prior approval Not Permitted Pre-approved 10b5-1 transactions Permitted Permitted Hedging of securities Not Permitted Not Permitted Pledging of securities Not Permitted Not Permitted Transfer of securities by gift Permitted Not Permitted2 1 All periods other than Blackout Periods. 2 Does not include transfers by gift that would not result in a change in beneficial ownership, which are permitted.